Exhibit 5.1

April 30, 2026

TransCode Therapeutics, Inc. 6 Liberty Square, #2382 Boston, MA 02109	Orrick, Herrington & Sutcliffe LLP The Orrick Building 405 Howard Street San Francisco, CA 94105-2669 +1-415-773-5700 orrick.com

Re:	TransCode Therapeutics, Inc.

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to TransCode Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), including a related prospectus filed with the Registration Statement (the “Prospectus”), covering the resale of up to 15,955,543 shares (the “Registrable Shares”) of Company common stock, par value $0.0001 per share (the “Common Stock”), which may be offered and sold from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) by the selling stockholders named in the Registration Statement (each a “Selling Stockholder,” and collectively, the “Selling Stockholders”), including (i) 83,285 shares of Common Stock issued to DEFJ, LLC (“DEFJ”) pursuant to that certain Membership Interest Purchase Agreement, dated as of October 8, 2025 (the “Purchase Agreement”), by and between the Company and DEFJ; (ii) 11,529,568 shares of Common Stock issuable by the Company to DEFJ upon the conversion of 1,152.9568 shares of the Company’s Series A Non-Voting Convertible Preferred Stock, par value $0.0001 per share, each of which is convertible into 10,000 shares of Common Stock (“Series A Preferred Stock”) issued pursuant to the Purchase Agreement, (iii) 298,894 shares of Common Stock issuable by the Company to holders of Series A Preferred Stock upon the conversion of 29.8894 shares of Series A Preferred Stock as a one-time payment-in-kind dividend pursuant to the Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock and Series B Preferred Stock (the “Certificate of Designation”), (iv) 592,255 shares of Common Stock issuable by the Company to affiliates of Tungsten Advisors (through its broker-dealer Finalis Securities LLC) (“Tungsten”) upon the conversion of 59.2255 shares of Series A Preferred Stock as partial compensation for services rendered by Tungsten in connection with the transactions contemplated by the Purchase Agreement and the Investment Agreement (defined below), (v) 2,237,337 shares of Common Stock issuable by the Company to DEFJ upon the conversion of 223.7337 shares of Series B Non-Voting Preferred Stock, par value $0.0001 per share, each of which is convertible into 10,000 shares of Common Stock (“Series B Preferred Stock”) pursuant to that certain Investment Agreement dated as of October 8, 2025, by and between the Company and DEFJ (the “Investment Agreement”) (vi) 1,136,364 shares of Common Stock issuable by the Company to Unleash Immuno Oncolytics, Inc. (“Unleash”) upon the conversion of 1,136,364 shares of Series C Non-Voting Convertible Preferred Stock, par value $0.0001 per share, each of which is convertible into a share of Common Stock (the “Series C Preferred Stock,” and together with the Series A Preferred Stock and Series B Preferred Stock, the “Preferred Stock”) pursuant to an Exclusive License Agreement between the Company and Unleash, dated as of March 2, 2026 (the “Licensing Agreement”), and (vii) 77,840 shares of Common Stock issuable by the Company to affiliates of Tungsten upon the conversion of 77,840 shares of Series C Preferred Stock as partial compensation for services rendered by Tungsten in connection with the transactions contemplated by the Licensing Agreement. All of the Registrable Shares are being registered on behalf of the Selling Stockholders.

TransCode Therapeutics, Inc.

April 30, 2026

In connection with this opinion letter, we have examined and relied upon (i) the Registration Statement and the Prospectus; (ii) the Company’s Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, as amended, each as currently in effect; (iii) the Purchase Agreement; (iv) the Investment Agreement; (v) the Certificate of Designation; (vi) the Licensing Agreement; (vii) the Certificate of Designation of Preferences, Rights and Limitations of Series C Non-Voting Convertible Preferred Stock (the “Series C Certificate of Designation”); and (viii) originals or copies, certified or otherwise, identified to our satisfaction, of such corporate records of the Company, such certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed relevant and necessary for the purpose of rendering our opinion set forth below.

In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the legal competence of all signatories to such documents; and (iv) the truth, accuracy, and completeness of the information, factual matters, representations and warranties contained in the records, documents, instruments, and certificates we have reviewed.

With respect to the shares issuable upon the conversion of the Preferred Stock (the “Conversion Shares”), we express no opinion to the extent that, notwithstanding the Company’s current reservation of shares of Common Stock, future issuances of securities of the Company, including the Conversion Shares, and/or antidilution adjustments to outstanding securities of the Company, may cause the Preferred Stock to be converted into more shares of Common Stock than the number that then remain authorized but unissued.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that: (i) the Conversion Shares have been duly authorized and, when issued upon the conversion of the Preferred Stock in accordance with the terms of the Certificate of Designation and Series C Certificate of Designation, will be validly issued, fully paid and nonassessable, and (ii) the 83,285 shares of Common Stock issued to DEFJ pursuant to the Purchase Agreement are validly issued, fully paid and nonassessable.

Our opinion herein is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America. This opinion is limited to such laws as are in effect on the date hereof.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

TransCode Therapeutics, Inc.

April 30, 2026

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder, nor do we thereby admit that we are “experts” within the meaning of such term as used in the Securities Act with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP